Exhibit 99.1
Genesis Fluid Solutions Holdings, Inc. Hires CEO
Colorado Springs, CO, December 17, 2009 — Genesis Fluid Solutions Holdings, Inc. (GSFL:OTCBB) today announced that Martin Hedley has joined the company in the role of Chief Executive Officer.
Mr. Hedley brings to Genesis significant leadership skills at a time when the company is poised to take its technology to the global market. He has held senior management roles with several companies including divisions of Citibank, Chase and American Airlines. Recently Mr. Hedley has been funding and managing early growth stage companies in the aerospace, engineering and technology industries, and is on the Boards of both industry and community organizations. He stated, “This is an exiting time to join Genesis given the enormous opportunity for ecologically-friendly watershed remediation addressed by the company’s state-of-the-art technology.” Mr. Hedley has a bachelor’s degree from the University of Newcastle, UK and holds an Advanced Management qualification in Finance from Harvard University.
Michael Hodges, President and Chairman of the Company, stated, “This represents a major step in the growth of our company. Martin will build on our proven successes and drive significant growth in our business. His background in senior global operational and leadership roles allows us to capitalize on the growing opportunities emerging in our industry.”
About Genesis Fluid Solutions
Genesis Fluid Solutions Holdings, Inc., through its wholly-owned subsidiary, Genesis Fluid Solutions, Ltd. (“Genesis”), is engaged in the design and development of waterway restoration, and mining and paper mill water remediation technology and equipment. Genesis holds various United States and international patents and patent applications for waterway restoration and remediation technology, and seeks to license its technology and equipment to others, as well as to enter into contracts for the performance of water restoration and remediation. For more information about Genesis, visit www.genesisfluidsolutions.com.
For further information, please contact:
Investor Relations Contact:
Carol Shobrook
(847) 748 7562
cshobrook@genesisfluidsolutions.com